Exhibit 8.1

September 4, 2013

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $4,734,000 aggregate face amount of Medium-Term Notes, Series K, Securities Linked to the S&P 500® Index due September 1, 2017 as described in the Company’s Pricing Supplement No. 360 dated August 29, 2013 (“Pricing Supplement 360”) to Product Supplement No. 6 dated July 13, 2012, the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $783,000 aggregate face amount of Medium-Term Notes, Series K, Securities Linked to the iShares® MSCI Emerging Markets ETF due September 3, 2015 as described in the Company’s Pricing Supplement No. 362 dated August 29, 2013 (“Pricing Supplement 362”) to Product Supplement No. 3 dated May 2, 2012, the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 360 and Pricing Supplement 362.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 360 and Pricing Supplement 362 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP